Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Stewards, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share	(1)	Other	20,000,000	$2.28	$45,600,000.00	0.0000870	$3,967.20

Total Offering Amounts:						$45,600,000.00		3,967.20
Total Fee Offsets:								0.00
Net Fee Due:								$3,967.20

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Offering Note(s)

(1)	(1) Represents 20,000,000 shares of common stock, par value $0.0001 per share, reserved for issuance under the Stewards, Inc. 2024 Equity Incentive Plan (formerly the Favo Capital, Inc. 2024 Incentive Plan). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of common stock that may become issuable under the Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction. Those additional shares are not included in the amount registered for purposes of calculating the registration fee.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high ($2.40) and low ($2.16) prices of the Registrant’s common stock as reported on The Nasdaq Capital Market on October 1, 2026, a date within five business days prior to the filing of this registration statement. The fee rate is the Section 6(b) rate in effect on the filing date, $87.00 per $1,000,000 of the maximum aggregate offering price.